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                                                                   EXHIBIT 10(z)


                             CHECKFREE CORPORATION

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made this 1st day of May, 1997, (the "Agreement") between CheckFree Corporation ("CheckFree"), a Delaware corporation, and Peter J. Kight (the "Executive").

                                    RECITALS

         A. Executive is currently employed as an executive of CheckFree and its consolidated subsidiaries (individually the "Subsidiary" and collectively the "Subsidiaries") (CheckFree and the Subsidiaries are hereinafter collectively referred to as the "Company").

         B. The parties desire to continue Executive's employment by CheckFree and/or the Subsidiaries on the terms and conditions stated herein.

                             STATEMENT OF AGREEMENT

         In consideration of the foregoing, and of Executive's continued employment, the parties agree as follows:

         1. Employment. The Company hereby employs Executive and Executive accepts such employment upon the terms and conditions hereinafter set forth to become effective on May 1, 1997 (the "Effective Time").

         2.       Duties.

                   (a) Executive shall be employed: (i) to serve as Chairman, President, and Chief Executive Officer, and to serve in similar capacities for each of the Subsidiaries, if so elected, subject to the authority and direction of the Board of Directors of CheckFree or the Subsidiary, as the case may be; and (ii) to perform such other duties and responsibilities similar to those performed by Executive prior hereto and exercise such other authority, perform such other or additional duties and responsibilities and have such other or different title (or have no title) as the Board of Directors of CheckFree or the Subsidiary may, from time to time, prescribe.


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                  (b) So long as employed under this Agreement, Executive
agrees to devote full time and efforts exclusively on behalf of the Company and to competently, diligently and effectively discharge all duties of Executive hereunder. Executive shall not be prohibited from engaging in such personal, charitable, or other nonemployment activities as do not interfere with full time employment hereunder and which do not violate the other provisions of this Agreement. Executive further agrees to comply fully with all reasonable policies of the Company as are from time to time in effect.

         3. Compensation. As full compensation for all services rendered to the Company pursuant to this Agreement, in whatever capacity rendered, the Company shall pay to Executive during the term hereof a minimum base salary at the rate of $300,000 per year (the "Basic Salary"), payable monthly or in other more frequent installments, as determined by the Company. The Basic Salary shall increase to $375,000 on July 1, 1997, and thereafter may be increased, but not decreased, from time to time, by the Board of Directors. Additionally, Executive shall receive a stock option to purchase 200,000 shares of the Company's common stock under the Company's 1995 Stock Option Plan at a purchase price per share of $14.75, the closing price per share of the Company's common stock on the Nasdaq National Market on May 1, 1997, expiring on the tenth anniversary of the Effective Time. Such option will vest 100% on May 1, 2003 subject to Executive's continued employment by the Company; provided, however, if Executive's employment is terminated without cause pursuant to Section 6(b) or in connection with a Change in Control (as defined below) pursuant to
Section 6(e), the option will vest 100% on the Termination Date; provided, further, 20% of the option shares will vest and become exercisable for each fiscal year from 1998 through 2002 for which the Company's net income is 80% or more of the Company's budgeted net income for that fiscal year, or the Company's net loss is 120% or less of the Company's budgeted net loss for that fiscal year, as the case may be, such earlier vesting and exercisability to be effective upon the date of the Company's public announcement of its net income or net loss for each such fiscal year. Furthermore, Executive will be entitled to receive incentive compensation pursuant to the terms of plans adopted by the Board of Directors from time to time.

         4. Business Expenses. The Company shall promptly pay directly, or reimburse Executive for, all business expenses to the extent such expenses are paid or incurred by Executive during the term of employment in accordance with Company policy in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Executive of the Company's business and properly substantiated.

         5. Fringe Benefits. During the term of this Agreement and Executive's employment hereunder, the Company shall provide to Executive such insurance, vacation, sick leave and other like benefits as are provided from time to time.

         6. Term; Termination.

            (a) The Company shall employ the Executive, and the Executive accepts such employment, for an initial term commencing on the date of this Agreement and ending on June 30, 2002. Thereafter, this Agreement shall be extended automatically on each July 1 for an additional twelve-month period. Executive's employment may be terminated at any time as provided in this


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Section 6. For purposes of this Section 6, "Termination Date" shall mean the date on which any notice period required under this Section 6 expires or, if no notice period is specified in this Section 6, the effective date of the termination referenced in the notice.

            (b) The Company may terminate Executive's employment without cause upon giving 30 days' advance written notice to Executive. If Executive's employment is terminated without cause under this Section 6(b), the Company will pay Executive the earned but unpaid portion of Executive's Basic Salary through the Termination Date, and will continue to pay Executive his Basic Salary and any incentive compensation under and consistent with plans adopted by the Company prior to the Termination Date until the later of June 30, 2002 or the second anniversary of the Termination Date (the "Severance Period"), and the Company will provide executive level outplacement services by a firm selected and contracted by the Company for up to six months following the Termination Date (the "Outplacement Services"); provided, however, if Executive accepts other employment during the Severance Period, the Company shall pay Executive's Basic Salary and any incentive compensation until the first to occur of the expiration of the Severance Period or the commencement of the other employment.

            (c) The Company may terminate Executive's employment upon a determination by the Company that "good cause" exists for Executive's termination and the Company serves written notice of such termination upon Executive. As used in this Agreement, the term "good cause" shall refer only to any one or more of the following grounds:

                (i) commission of a material and substantive act of dishonesty, including, but not limited to, misappropriation of funds or any property of the Company;

                (ii) engagement in activities or conduct clearly injurious to the best interests or reputation of the Company which in fact result in material and substantial injury to the Company;

                (iii) refusal to perform his assigned duties and responsibilities after receipt by Executive of written detailed notice and reasonable opportunity to cure;

                (iv) gross insubordination by Executive, which shall consist only of a willful refusal to comply with a lawful written directive to Executive issued pursuant to a duly authorized resolution adopted by the Company;

                (v) the clear violation of any of the material terms and conditions of this Agreement or any written agreement or agreements Executive may from time to time have with the Company (following 30-days' written notice from the Company specifying the violation and Executive's failure to cure such violation within such 30-day period);

                (vi) Executive's substantial dependence, as determined by the Board of Directors of the Company, on alcohol or any narcotic drug or other controlled or illegal


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         substance which materially and substantially prevents Executive from performing his duties hereunder; or

                (vii) the final and unappealable conviction of Executive of a crime which is a felony or a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with his employment by the Company, which causes the Company a substantial detriment.

In the event of a termination under this Section 6(c), the Company will pay Executive the earned but unpaid portion of Executive's Basic Salary through the Termination Date. If any determination of substantial dependence under Section 6(c)(vi) is disputed by the Executive, the parties hereto agree to abide by the decision of a panel of three physicians appointed in the manner as specified in
Section 6(d) of this Agreement.

            (d) Executive's employment shall terminate upon the death or permanent disability of Executive. For purposes hereof, "permanent disability," shall mean the inability of the Executive, as determined by the Board of Directors of CheckFree, by reason of physical or mental illness to perform the duties required of him under this Agreement for more than 180 days in any one year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than 180 days from the ending of the previous period of disability. Upon a determination by the Board of Directors of CheckFree that Executive's employment shall be terminated under this Section 6(d), the Board of Directors shall give Executive 30 days' prior written notice of the termination. If a determination of the Board of Directors under this Section 6(d) is disputed by Executive, the parties agree to abide by the decision of a panel of three physicians. CheckFree will select a physician, Executive will select a physician and the physicians selected by CheckFree and Executive will select a third physician. Executive agrees to make himself available for and submit to examinations by such physicians as may be directed by the Company. Failure to submit to any examination shall constitute a breach of a material part of this Agreement.

            (e) If a "Change in Control" shall have occurred, Executive shall be entitled to the benefits described below if his employment is terminated following a Change in Control for other than good cause as specified in Section 6(c), or Executive terminates his employment upon making a good faith determination that, following the Change in Control, Executive's employment status or employment responsibilities have been materially and adversely affected thereby:

                (i) Executive shall be entitled to the unpaid portion of his Basic Salary plus credit for any vacation accrued but not taken and the amount of any unpaid but earned incentive compensation or any other benefit to which he is entitled under this Agreement through the date of the termination as a result of a Change in Control, plus the greater of two times Executive's "Average Annual Compensation" or an amount equal to Executive's Basic Salary and incentive compensation at the 100% targeted level from the Termination Date until June 30, 2002. For this purpose "Average Annual Compensation" shall mean the average annual compensation from the Company includible in Executive's gross income for


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         the period consisting of Executive's most recent five taxable years ending before the date on which the Change in Control occurs, exclusive of income attributable to the exercise of stock options.

                (ii) At Executive's option, the amount payable under Section 6(e)(i) shall be paid to him in one lump sum within 30 days after termination of employment following a Change in Control or in 24 equal consecutive monthly payments commencing on the first day of the month after termination of employment following a Change in Control.

                (iii) The Company shall maintain for Executive's benefit until the earlier of (y) 24 months after termination of employment following a Change in Control, or (z) Executive's commencement of full-time employment with a new employer, all life insurance, medical, health and accident, and disability plans or programs in which Executive shall have been entitled to participate prior to termination of employment following a Change in Control, provided Executive's continued participation is permitted under the general terms of such plans and programs after the Change in Control. In the event Executive's participation in any such plan or program is not permitted, the Company will provide directly the benefits to which Executive would be entitled under such plans and programs.

                (iv) All outstanding stock options issued to Executive shall become 100% vested and exercisable in accordance with such governing stock option agreements and plans.

            (f) Executive's benefits under Section 6(e) above shall be payable to him as severance pay in consideration of his past service and of his continued services from the date hereof. Executive shall have no duty to mitigate his damages by seeking other employment, and the Company shall not be entitled to set off against amounts payable hereunder any compensation which Executive may receive from future employment.

            (g) For purposes of Section 6(e), a "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

                (i) Any Person (other than a Person in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company's then outstanding securities;

                (ii) The stockholders of the Company approve: (x) a plan of complete liquidation of the Company; or (y) an agreement for the sale or disposition of all or substantially all the Company's assets; or (z) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation,


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         or reorganization that would result in the voting securities of the
         Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization; or

                (iii) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of CheckFree cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

         However, in no event shall a "Change in Control" be deemed to have occurred, with respect to Executive, if Executive is part of a purchasing group which consummates the Change in Control transaction. Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if Executive is an equity participant or has been identified as a potential equity participant in the purchasing company or group except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing directors.

         For purposes of this definition of Change in Control, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the 1934 Act, and used in Section 13(d) and 14(d) thereof, including a "group" as defined in
Section 13(d) thereof, and "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

            (h) Upon any termination or expiration of this Agreement or any cessation of Executive's employment hereunder, the Company shall have no further obligations under this Agreement and no further payments shall be payable by the Company to Executive, except as provided in Sections 6(b), 6(c) and 6(e) above and except as required under any benefit plans or arrangements maintained by the Company and applicable to Executive at the time of such termination, expiration or cessation of Executive's employment, including, without limitation thereto, salary, incentive compensation, sick leave, and vacation pay.

            (i) After June 30, 2002, if the payments and benefits provided under this Agreement to Executive, either alone or with other payments and benefits, would constitute "excess parachute payments" as defined in Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), then the payments and other benefits under this Agreement shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code. Either the Company or Executive may request a determination as to whether the payments or benefits would constitute an excess parachute payment and, if requested, such determination shall be made by independent tax counsel selected by the Company and approved by Executive. At


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Executive's election and to the extent not otherwise paid, Executive may determine the amount of cash and/or elements of non-cash fringe benefits to reduce so that such payments and benefits will not constitute excess parachute payments.

         7. Non-Competition.

            (a) Executive hereby acknowledges that, during and solely as a result of his employment by the Company, he has received and shall continue to receive unique training and experience with respect to the design, operation and marketing of electronic commerce software, systems and processing, financial software products, systems, and services, and other related matters, and access to confidential information and business and professional contacts. In consideration of the special and unique opportunities afforded to Executive by the Company as a result of Executive's employment, as outlined in the previous sentence, and in consideration of the Company's other promises contained in this Agreement, Executive hereby agrees that he will not during the term of this Agreement, any extension hereof, and for a period of one year after termination of employment with the Company, whether voluntary or involuntary or with or without cause:

                (i) engage or participate, directly or indirectly, either as principal, agent, employee, employer, consultant, stockholder, or in any other individual or representative capacity whatsoever, in the operation, management or ownership of any business, firm, corporation, association, or other entity engaged in the design, operation or marketing of electronic commerce software, systems and processing, financial software products, systems, and services, or any other business engaged in by the Company at any time during the one-year period prior to the Termination Date, within the United States and any other country in which the Company conducts substantial business at such time or during such period; and,

                (ii) directly or indirectly, for himself or in conjunction with or on behalf of any other individual or entity, solicit, divert, take away or endeavor to take away from the Company any customer, account or employee of the Company at any time during the term of this Agreement, as of the date of Executive's termination of employment with the Company, or during the one-year period prior to the dates thereof.

            (b) The period of time during which Executive is subject to the prohibitions contained in this Section 7 shall be extended by any length of time during which Executive is in violation of such prohibitions.

            (c) The restrictions of this Section 7 shall not be violated by the ownership by Executive of no more than 2% of the outstanding securities of any company whose stock is traded on a national securities exchange or is quoted in the Automated Quotation System of the National Association of Securities Dealers (NASDAQ).


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         8. Confidential Information; Assignment of Inventions.

            (a) As used herein, the term "Confidential Information" includes, but is not limited to, all information and materials belonging to, used by, or in the possession of the Company (i) which have been disclosed or made known to, or have come into the possession of Executive as a consequence of or through Executive's relationship with the Company prior to or after the date hereof,
(ii) which are related to the Company's customers, potential customers, suppliers, distributors, alliance partners, business strategies or policies, financial or sales results, sales and management techniques, marketing plans, research or development, reports, records, software, systems, source or object code, software documentation or instruction or user manuals, and (iii) which have not generally been made available to the public (not including customers) by the Company pursuant to a specific authorization in the ordinary course of business by the Company of the release of such information to the public or otherwise published and released by the Company to the general public. Notwithstanding the foregoing, Executive may release Confidential Information, in each case only with prior notice to the Company, if (1) required by law, (2) necessary to establish a lawful claim or defense against the Company, (3) necessary to establish a lawful claim or defense against a person or entity other than the Company, but only with the permission, which shall not be unreasonably withheld, of the Company, or (4) necessary to respond to process or appropriate governmental inquiry.

            (b) Executive agrees:

                (i) that Executive will promptly disclose and grant and does hereby grant to the Company his entire right, title and interest in and to all customer lists, discoveries, developments, designs, improvements, inventions, formulae, software, documentation, processes, techniques, know-how, patents, trade secrets and trademarks, copyrights and all other data conceived, developed or acquired by him during the period of Executive's employment with the Company, both prior to and after the execution of this Agreement, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or jointly with others, that result from or are conceived during the performance of tasks assigned to Executive by the Company or result from use of property, equipment, or premises owned, leased or contracted for by the Company ("Inventions"). Executive agrees to execute and deliver, from time to time, such documents as may be necessary or convenient to effectuate the transfer of such Confidential Information to the Company and shall cooperate with and assist the Company in every proper way (at the expense of the Company) in obtaining and from time to time enforcing patents, copyrights, trade secrets, other proprietary rights and protections relating to Inventions in any and all countries;

                (ii) that Executive will during the term of this Agreement and thereafter safeguard all Confidential Information and, except as specifically permitted below, Executive will never disclose or use for any purpose or benefit (other than for the purpose or benefit of the Company) any Confidential Information;


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                (iii) that, except in connection with the ordinary course of the
         Company's business, Executive will not, either during the term of this Agreement or thereafter directly or indirectly, disclose, disseminate or otherwise make known or provide any Confidential Information, whether in original form or in duplicated or copied form or extracts therefrom, and whether orally or in writing, to any individual, partnership, company or other entity, unless the Company has given its prior written consent thereto;

                (iv) that, except in connection with the ordinary course of the Company's business, Executive will not, either during the term of this Agreement or thereafter, remove any Confidential Information from the premises of the Company either in original form or in duplicated or copied form or extracts therefrom; and that upon any termination of Executive's employment by the Company, Executive will immediately surrender to the Company, without request, all Confidential Information, whether in original or duplicated or copied form or extracts therefrom.

         9. No Conflicts. Executive represents that the performance by Executive of all the terms of this Agreement, as a former or continuing employee of the Company, does not and will not breach any agreement as to which Executive or the Company is or was a party and which requires Executive to keep any information in confidence or in trust. Executive has not entered into, and will not enter into, any agreement either written or oral in conflict herewith.

         10. Reasonableness of Restrictions. It is understood by and between the parties hereto that Executive's covenants set forth in Sections 7, 8 and 9 are essential elements of this Agreement, and that, but for the agreement of Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Executive acknowledges that the restrictions contained in this Agreement are reasonable but should any provisions of this Agreement be determined to be invalid, illegal or otherwise unenforceable to its full extent, or if any such restriction is found by a court of competent jurisdiction to be unreasonable under applicable law, then the restriction shall be enforced to the maximum extent permitted by law, and the parties hereto hereby consent and agree that such scope of protection, time or geographic area (or any one of them, as the case may be) shall be modified accordingly in any proceeding brought to enforce such restriction. Executive acknowledges that the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby, and that the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

         11. Remedies; Venue; Process.

             (a) Executive hereby acknowledges and agrees that the Confidential Information disclosed to Executive prior to and during the term of this Agreement is of a special, unique and extraordinary character, and that any breach of this Agreement will cause the Company irreparable injury and damage, and consequently the Company shall be entitled, in addition to all other remedies available to it, to injunctive and equitable relief to prevent or cease a breach of Sections 7, 8 or 9 of this Agreement without further proof of harm and entitlement; that the terms of this


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Agreement, if enforced by the Company, will not unduly impair Executive's ability to earn a living or pursue his vocation; and further, that the Company may withhold compensation and benefits if Executive fails to comply with this Agreement, without restricting the Company from other legal and equitable remedies. The parties agree that the prevailing party shall be entitled to all costs and expenses (including reasonable legal fees and expenses) which it incurs in successfully enforcing this Agreement and in prosecuting or defending any litigation (including appellate proceedings) arising out of this Agreement.

             (b) The parties agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the Superior Court of Fulton County, Georgia, or in the United States District Court for the Northern District of Georgia. Such jurisdiction and venue is exclusive, except that the Company may bring suit in any jurisdiction and venue where jurisdiction and venue would otherwise be proper if Executive has breached Sections 7, 8 or 9 of this Agreement. The parties agree that they will not object that any action commenced in the foregoing jurisdictions is commenced in a forum non conveniens. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

         12. Withholding. The Company may withhold from any payments to be made hereunder such amounts as it may be required to withhold under applicable federal, state or other law, and transmit such withheld amounts to the appropriate taxing authority.

         13. Indemnity.

             (a) Subject only to the exclusions set forth in Section 13(b) hereof, the Company hereby agrees to hold harmless and indemnify Executive against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (excluding an action by or in the right of the Company) to which Executive is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Executive is, was or at any time becomes a director, officer, employee or agent of the Company, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

             (b) No indemnity pursuant to Section 13(a) hereof shall be paid by the Company:

                 (i) except to the extent the aggregate losses to be indemnified hereunder exceed the amount of such losses for which Executive is indemnified pursuant to any directors and officers liability insurance purchased and maintained by the Company;


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                 (ii) in respect to remuneration paid to Executive if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

                 (iii) on account of any suit in which judgment is rendered against Executive for an accounting of profits made from the purchase or sale by Executive of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law;

                 (iv) on account of Executive's breach of any provision of this Agreement;

                 (v) on account of Executive's act or omission being finally adjudged to have been not in good faith or involving intentional misconduct, a knowing violation of law, or grossly negligent conduct; or

                 (vii) if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful.

             (c) All agreements and obligations of the Company contained herein shall continue during the period Executive is a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Executive shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Executive was an officer or director of the Company or serving in any other capacity referred to herein; provided, however, that following the Termination Date, the Company shall have no further obligation under this Section 13 in the event of a breach by Executive of any of his continuing obligations under Sections 7 or 8 of this Agreement.

             (d) Promptly after receipt by Executive of notice of the commencement of any action, suit or proceeding, Executive will, if a claim in respect thereof is to be made against the Company under this Section 13, notify the Company of the commencement thereof; but the omission so to notify the Company will not relieve it from any liability which it may have to Executive otherwise than under this Section 13. With respect to any such action, suit or proceeding as to which Executive notifies the Company under this Section 13(d):

                 (i) The Company will be entitled to participate therein at its own expense.

                 (ii) Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel selected by the Company. After notice from the Company to Executive of its election so to assume the defense thereof, the Company will not be liable to Executive under this Section 13 for any legal or other expenses subsequently incurred by Executive in connection with the defense thereof other than reasonable costs of investigation or as otherwise provided below. Executive shall have the right to employ his


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         counsel in such action, suit or proceeding but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Executive, unless (A) the employment of counsel by Executive has been authorized by the Company, or (B) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company.

                 (iii) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold their consent to any proposed settlement.

             (e) Executive agrees that Executive will reimburse the Company for all reasonable expenses paid by the Company in defending any civil or criminal action, suit or proceeding against Executive in the event and only to the extent that it shall be ultimately determined that Executive is not entitled to be indemnified by the Company for such expenses under the provisions of Section 145 of the Delaware General Corporation Law (the "Delaware Statute"), the Company's By-laws, this Agreement or otherwise.

         14. Assignment. This Agreement is personal to Executive and Executive may not assign or delegate any of his rights or obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, executors, administrators, successors and assigns.

         15. Waiver. The waiver by either party hereto of any breach or violation of any provision of this Agreement by the other party shall not operate as or be construed to be a waiver of any subsequent breach by such waiving party.

         16. Notices. Any and all notices required or permitted to be given under this Agreement will be sufficient and deemed effective three (3) days following deposit in the United States mail if furnished in writing and sent by certified mail to Executive at:

                  Peter J. Kight
                  9300 Chandler Bluff
                  Alpharetta, Georgia 30022



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





and to the Company at:

                  CheckFree Corporation
                  4411 East Jones Bridge Road
                  Norcross, Georgia 30092
                  Attention: General Counsel

with a copy to:

                  Curtis A. Loveland, Esq.
                  Porter, Wright, Morris & Arthur
                  41 South High Street
                  Columbus, Ohio 43215

         17. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Georgia applicable to contracts made and to be wholly performed within such state, except that the provisions of Section 13 hereof shall be interpreted, construed and governed according to the Delaware Statute.

         18. Amendment. This Agreement may be amended in any and every respect by agreement in writing executed by both parties hereto.

         19. Section Headings. Section headings contained in this Agreement are for convenience only and shall not be considered in construing any provision hereof.

         20. Entire Agreement. This Agreement terminates, cancels and supersedes all previous employment or other agreements relating to the employment of Executive with the Company or any predecessor, written or oral, and this Agreement contains the entire understanding of the parties with respect to the subject matter of this Agreement. This Agreement was fully reviewed and negotiated on behalf of each party and shall not be construed against the interest of either party as the drafter of this Agreement. EXECUTIVE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE HAS READ THE ENTIRE AGREEMENT AND HAS THIS DAY RECEIVED A COPY HEREOF.

         21. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or parts thereof.

         22. Survival. Sections 6 through 14 of this Agreement and this Section 22 shall survive any termination or expiration of this Agreement.


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


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                               EXECUTIVE:

                                               /s/ Peter J. Kight
                                               ---------------------------------
                                               Peter J. Kight

                                               CHECKFREE CORPORATION

                                               By: /s/ Peter F. Sinisgalli
                                                   -----------------------------
                                               Its: Chief Operating Officer
                                                    ----------------------------



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